Exhibit 5.1

February 24, 2011

Under Armour, Inc.

1020 Hull Street

Baltimore, Maryland 21230

Re:	Under Armour, Inc. Form S-8 Registration Statement

Ladies and Gentlemen:

I have acted as counsel for Under Armour, Inc., a Maryland corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission. The Registration Statement relates to 7,300,000 shares (the “Shares”) of the Company’s Class A Common Stock, par value $0.0003 1/3 per share (the “Class A Stock”), to be issued by the Company pursuant to, or upon the exercise of stock options or stock appreciation rights granted under, the Under Armour, Inc. Amended and Restated 2005 Omnibus Long-Term Incentive Plan (the “Plan”).

In connection with this opinion, I have reviewed such matters of law and examined original, certified, conformed or photographic copies of such other documents, records, agreements and certificates as I have deemed necessary as a basis for the opinions hereinafter expressed. In such review, I have assumed the genuineness of signatures on all documents submitted to me as originals and the conformity to original documents of all copies submitted to me as certified, conformed or photographic copies. I have relied, as to the matters set forth therein, on certificates of public officials.

For purposes of this opinion, I have assumed the following: (1) the Shares that may be issued pursuant to, or upon the exercise of stock options or stock appreciation rights granted under, the Plan will continue to be duly authorized on the dates of such issuance and (2) on the date on which any stock option or stock appreciation right is exercised, such stock option or stock appreciation right will be enforceable against the Company in accordance with its terms.

This opinion is limited in all respects to the Maryland General Corporation Law, as amended, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that:

a.	The Shares are duly authorized; and

b.	When the Shares are issued pursuant to the Plan or upon exercise of the stock options or stock appreciation rights granted pursuant to the Plan, such Shares will be validly issued, fully paid and nonassessable.

This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur which could affect the opinions contained herein. This opinion is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.

I consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Company and to the references to me in such registration statement.

Sincerely,

/s/ John Stanton

John Stanton
Vice President Corporate Governance and Compliance and Secretary